Exhibit 99.2

FREQUENTLY ASKED QUESTIONS

What will the combined company be called?

It will be called Live Nation Entertainment.

Why are you doing this? And why now?

The combination establishes the world’s premier live entertainment company by joining Live Nation’s concert promotions expertise with Ticketmaster’s world-class ticketing solutions and artist relationships to improve the live entertainment experience and drive major innovations in ticketing technology, marketing and service.

Live Nation Entertainment will have the tools to expand access, improve transparency and deliver artists and fans more choice – driving greater attendance at live events and bringing more value to all major constituents in the industry.

This combination will drive measurable benefits to consumers and accelerate the execution of Live Nation’s strategy to build a better artist-to-fan direct distribution platform.

Live Nation and Ticketmaster believe that this merger will create a well diversified company with a strong financial position and is in the best interests of the shareholders of both companies.

What are the terms of the transaction?

Under the terms of the agreement, Ticketmaster shareholders will receive 1.384 shares of Live Nation common stock for each share of Ticketmaster they own, subject to certain adjustments defined within the agreement. Live Nation and Ticketmaster shareholders will each own approximately 50 percent of the combined company.

What is a ‘merger of equals’? Why is this a merger of equals?

A merger of equals brings together two relatively similar sized companies in a strategic transaction to share the benefits with their respective shareholders.

How will this merger affect live entertainment ticket prices?

The merger will enable more innovative and dynamic promotion arrangements that create more choice and a more fan-friendly purchasing experience. As an example, the Eagles’ recent all-inclusive pricing initiative was favorably received by the public as well as the broader industry.

By uniting an artist, promoter and ticketing company under a combined banner, the new entity will be positioned to address the challenges of serving fans better at the point of the initial sale with more options and better access.

A very substantial portion of the tickets put on sale to the public for live events go unsold. The new company will be positioned to take full advantage of its combined online resources, databases and promotional operations to strengthen and enhance the direct connection between artists and fans. This will create opportunities to improve attendance at events, benefiting venues and supporting a healthier live entertainment industry.

Who will lead the new company?

The combined company will be led by Barry Diller as Chairman of the Board, Michael Rapino as CEO and President of Live Nation Entertainment and Irving Azoff as Executive Chairman of Live Nation Entertainment and CEO of Front Line.

What will the board structure be for the merged company?

Live Nation Entertainment’s board will consist of 14 directors, seven from each company. Liberty will have the right to designate two of Ticketmaster’s directors as long as it maintains its ownership stake above 5%.

What are the conditions to close? When is this deal expected to close?

The transaction is subject to approval by both companies’ shareholders, consent of Ticketmaster bank lenders and the satisfaction of customary closing conditions and regulatory review and approvals. The companies expect the transaction to be completed by the second half of 2009.

Does this transaction require a shareholder vote? What is the timing of any vote?

Yes. The transaction is subject to the approval of both companies’ shareholders. Liberty has signed a voting agreement which commits it to vote its approximately 30% stake in Ticketmaster in favor of the transaction.

What is the expected timeline to completion?

The companies expect the transaction to be completed by the second half of 2009.

Where will the combined company be headquartered? What will happen to employees at the old headquarters?

There will be no immediate change to organizational structure or jobs at either company. Our companies will continue to operate as separate companies until the transaction closes.

Live Nation and Ticketmaster will work together to determine where the combined company’s headquarters location will be as well as additional management appointments prior to the close of the transaction.

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